                                                                EXHIBIT 12



                                           SIX MONTHS ENDED  ------------------ FISCAL YEAR ENDED DECEMBER 31,-------------------
                                             JUNE 30, 1998     1997          1996            1995         1994          1993
Earnings from Operations                     13,902,673        30,384,643     19,839,374      12,707,271    8,915,373   3,521,914

Fixed Charges (excluding capitalized
 interest):
      Interest expense                        5,868,152        11,477,929      7,206,291       3,834,388      497,670     381,075
      Amortization of Loan Costs                428,079           825,014        748,638         322,176      254,080      20,421
      Discount/Premium relating to
      Indebtedness                                5,543                 0              0               0            0           0
                                             ----------        ----------     ----------       ---------    ---------   ---------
                                              6,301,774        12,302,943      7,954,929       4,156,564      751,750     401,496

                                             ----------        ----------     ----------      ----------    ---------   ---------
Earnings as adjusted                         20,204,447        42,687,586     27,794,303      16,863,835    9,667,123   3,923,410
                                             ==========        ==========     ==========      ==========    =========   =========


Fixed Charges:
      Fixed Charges (per above)               6,301,774        12,302,943      7,954,929       4,156,564      751,750     401,496
      Capitalized Interest                      433,564           133,202              0               0            0           0
                                             ----------        ----------     ----------      ----------    ---------   ---------
Total Fixed Charges                           6,735,338        12,436,145      7,954,929       4,156,564      751,750     401,496
                                             ==========        ==========     ==========      ==========    =========   =========


Ratio of Earnings to Fixed Charges                 3.00              3.43           3.49            4.06        12.86        9.77
                                             ==========        ==========     ==========      ==========    =========   =========

Note: Earnings from operations for the six months ended June 30, 1998 includes a non-cash charge of $4,691,961 associated with the costs incurred in acquiring the Company's Advisor from an affiliate. Excluding this charge, the ratio of earnings to fixed charges for the six months ended June 30, 1998 would be 3.70.